Exhibit 10.9

EXECUTION VERSION

AGREEMENT

DATED

5 January 2012

US$125,000,000

CREDIT FACILITY

for

EROS INTERNATIONAL PLC

arranged by

CITIBANK, N.A., LONDON BRANCH, LLOYDS TSB BANK PLC and THE ROYAL BANK OF SCOTLAND PLC

with

LLOYDS TSB BANK PLC

as Facility Agent

ALLEN & OVERY

Allen & Overy LLP

THIS AGREEMENT dated 5 January 2012 and is made BETWEEN:

(1)	EROS INTERNATIONAL PLC, a company incorporated in the Isle of Man with registered number 116107C (the Parent);

(2)	THE COMPANIES listed in Part 1 of Schedule 1 (Original Parties) as the original borrowers (together with the Parent, the Original Borrowers and each an Original Borrower);

(3)	THE COMPANIES listed in Part 2 of Schedule 1 (Original Parties) as the original guarantors (together with the Parent, the Original Guarantors and each an Original Guarantor);

(4)	CITIBANK, N.A., LONDON BRANCH, LLOYDS TSB BANK PLC and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (the Arrangers);

(5)	THE FINANCIAL INSTITUTIONS listed in Part 3 of Schedule 1 (Original Parties) as original lenders (the Original Lenders, and each an Original Lender); and

(6)	LLOYDS TSB BANK PLC as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means a commercial bank or trust company which has a rating of A- or higher by S&P or Fitch or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency for its long-term unsecured and non-credit enhanced debt obligations or has been approved by the Majority Lenders.

Accession Agreement means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent and the Parent may agree.

Additional Borrower means a member of the Group which becomes an Additional Borrower in accordance with Clause 28.2 (Additional Borrowers).

Additional Guarantor means a member of the Group which becomes an Additional Guarantor in accordance with Clause 28.4 (Additional Guarantor).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Adjusted Group means the Group excluding the Indian Group.

Administrative Party means an Arranger or the Facility Agent.

Affiliate means:

(a)	a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company; and

(b)	notwithstanding paragraph (a) above, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities of them) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality of it (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

Availability Period means the period from and including the date of this Agreement to and including the date falling 30 days prior to the Final Maturity Date.

Available Commitment means a Lender’s Commitment under the Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, the Base Currency Amount of its participation in any other Loan that are due to be made under the Facility on or before the proposed Utilisation Date provided that the Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender’s Commitment.

Available Facility means the aggregate for the time being of each Lender’s Available Commitment.

Base Currency means US Dollars.

Base Currency Amount means the amount specified in the Request delivered by a Borrower for a Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Request in accordance with the terms of this Agreement).

Borrower means:

(a)	an Original Borrower; or

(b)	an Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 25.3 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Singapore and:

(a)	if on that day a payment in or a purchase of a currency (other than Euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of Euro is to be made, which is also a TARGET Day.

Code means, at any date, the US Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and the rulings issued thereunder, all as the same may be in effect at such date.

Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Part 3 of Schedule 1 (Original Parties) under the heading Commitments and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires,

and, in each case, the amount of any Commitment assumed by it in accordance with Clause 2.2 (Increase — for Defaulting Lender or illegality) or Clause 2.3 (Voluntary Increase), to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Debt Purchase Transaction means, in relation to a person, a transaction where that person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Advance of Loan);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disruption Event means:

(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents,

and which is not caused by, and is beyond the control of, the Party whose operations are disrupted.

EIML means Eros International Media Limited, a company incorporated under the laws of India.

Employee Plan means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a US Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

ERISA means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

ERISA Affiliate means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

ERISA Event means

(a)	any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)	the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA (as modified by the Pension Act), the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA (as modified by the Pension Act);

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)	prior to the effective date of the applicable provisions of the Pension Act, the existence with respect to any Employee Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), or, on and after the effective date of the applicable provisions of the Pension Act, any failure by any Employee Plan to satisfy the minimum funding requirements of Sections 412 and 430 of the Code or Section 302 of ERISA applicable to such Employee Plan, in each case whether or not waived;

(e)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 or 430 of the Code or at any time prior to date hereof, a filing under Section 412 of the Code or Section 302 of ERISA of any request for a minimum funding variance with respect to any Employee Plan or Multiemployer Plan;

(f)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(g)	the complete or partial withdrawal of any US Obligor or any ERISA Affiliate from a Multiemployer Plan;

(h)	an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and

(i)	on and after the effective date of the applicable provisions of the Pension Act, a determination that any Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code.

EURIBOR means for a Term of any Loan or overdue amount denominated in Euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to that Term and, if any such rate is below zero, EURIBOR will be deemed to be zero.

Euro means the single currency of the Participating Member States.

Event of Default means an event or circumstance specified as such in Clause 21 (Default).

Existing Facilities means the revolving credit facilities made available under each Existing Facility Agreement.

Existing Facility Agreement means each of the:

(a)	US$20,000,000 revolving loan facility agreement dated 16 December 2010 between, among others, Eros Worldwide FZ LLC, as borrower, and Lloyds TSB Bank plc, as facility agent;

(b)	US$25,000,000 revolving loan facility agreement dated 14 December 2009 between, among others, Eros Worldwide FZ LLC, as borrower, and Lloyds TSB Bank plc, as facility agent;

(c)	US$100,000,000 revolving loan facility agreement dated 22 August 2007, as amended on 28 March 2008 and 14 December 2009, between, among others, Eros Worldwide FZ LLC, as borrower, and Citibank International plc, as facility agent; and

(d)	US$10,000,000 uncommitted short term credit facility agreement dated 4 March 2010 between Eros Worldwide FZ LLC, as borrower, and Citbank N.A., Jersey (Channel Islands).

Facility means the revolving credit facility made available under this Agreement.

Facility Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with US Dollars as of 11.00 a.m. on a particular day.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter or letters entered into by reference to this Agreement between one or more Administrative Parties and the Parent setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the fifth anniversary of the date of this Agreement, or if that day is not a Business Day, the immediately preceding Business Day.

Finance Document means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	a Transfer Certificate;

(d)	a Resignation Request;

(e)	an Accession Agreement; or

(f)	any other document designated as such by the Facility Agent and the Parent.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with GAAP;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or the construction of that asset or service; or

(ii)	involves a period of more than six months before or after the date of acquisition or supply;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark-to-market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

and so that no amount shall be included more than once.

Fitch means Fitch Ratings Limited or any successor to its ratings business.

GAAP means generally accepted accounting principles in the jurisdiction of incorporation of the relevant Obligor (if any) including IFRS to the extent applicable to that Obligors’ financial statements.

Group means the Parent and its Subsidiaries, other than any Production SPV.

Guarantor means:

(a)	an Original Guarantor; or

(b)	an Additional Guarantor.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

IFRS means International Financial Reporting Standards from time to time published by the International Accounting Standards Board or any successor body acceptable to the Majority Lenders.

Impaired Agent means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation), with such amendments as the Facility Agent and the Parent may agree.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Indian Group means each of Eros Digital Private Limited, India and EIML and their respective Subsidiaries.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Intellectual Property means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Party in accordance with Clause 29.1 (Assignments and transfers by Lenders).

LIBOR means for a Term of any Loan or overdue amount denominated in a currency other than Euro;

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term and, if any such rate is below zero, LIBOR will be deemed to be zero.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)

if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost).

Margin means the percentage rate per annum determined in accordance with Clause 9.3 (Margin adjustment).

Margin Regulations means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock means “margin stock” or “margin securities” as defined in the Margin Regulations.

Material Adverse Effect means a material adverse effect on:

(a)	the business, prospects or financial condition of any Obligor or the Group as a whole;

(b)	the ability of any Obligor to perform its obligations under any Finance Document;

(c)	the validity or enforceability of any Finance Document; or

(d)	any right or remedy of a Finance Party in respect of a Finance Document.

Material Company means, at any time:

(a)	an Obligor; or

(b)	any member of the Adjusted Group which (when consolidated with its Subsidiaries, if any) has EBITDA (as defined in Clause 19.1 (Definitions)), gross assets or turnover (excluding intra-Group items) representing 5 per cent. or more of those of the Adjusted Group (on a consolidated basis).

Compliance with the conditions set out in paragraph (b) shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and the latest audited consolidated financial statements of the Group (but excluding the India Group). However, if a Subsidiary that is not a member of the Indian Group has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s auditors as representing an accurate reflection of the revised EBITDA (as defined in Clause 19.1 (definitions)), gross assets, or turnover of the Adjusted Group).

A report by the auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

Maturity Date means the last day of the Term of a Loan.

Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

Multiemployer Plan means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) that is subject to Title IV of ERISA contributed to for any employees of a US Obligor or any ERISA Affiliate.

Obligor means a Borrower or a Guarantor.

Obligors’ Agent means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

Optional Currency means any currency (other than US Dollars) in which a Loan may be denominated under this Agreement.

Original Financial Statements means the audited consolidated financial statements of the Parent for the year ended 31 March, 2011.

Original Obligor means each Original Borrower and each Original Guarantor.

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

PBGC means the US Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

Pension Act means the Pension Protection Act of 2006.

Permitted Financial Indebtedness means Financial Indebtedness:

(a)	arising under the Finance Documents up to US$125,000,000;

(b)	arising on account of any trade credit extended to any member of the Group by any person on normal commercial terms and in the ordinary course of that member’s trading activities;

(c)	to which the Majority Lenders have given their prior written consent;

(d)	arising under any loan made by an Obligor to another Obligor;

(e)	arising under any loan made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of Financial Indebtedness under all such loans does not exceed US$60,000,000 (or its equivalent) at any time, although such amount to exclude the aggregate value of any proceeds of any issue of ordinary shares by the Parent loaned to any other member of the Group which is not an Obligor;

(f)	arising under any loan made by any person not a member of the Group to a member of the Indian Group so long as the aggregate amount of Financial Indebtedness under all such loans does not exceed US$42,649,000 (or its Indian Rupee equivalent calculated at a rate of INR52.49:US$1) at any time;

(g)	arising under any loan made by any person not a member of the Group to Eros International Limited (and not permitted under paragraph (a) above) so long as the aggregate amount of Financial Indebtedness under all such loans does not exceed US$27,500,000 (or its Indian Rupee equivalent calculated at a rate of INR52.49:US$1) at any time;

(h)	arising under a Permitted Treasury Transaction;

(i)	of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six Months following the date of acquisition;

(j)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed US$5,000,000 (or its equivalent in other currencies) at any time; and

(k)	not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed US$95,000,000 (or its equivalent) in aggregate for the Group at any time, and of which not more than US$75,000,000 (or its equivalent) in aggregate principal amount is outstanding in favour of the Adjusted Group at any time.

Permitted Treasury Transaction means (i) an interest rate swap transaction or (ii) a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in interest rates or, as the case may be, currency rates where that interest rate or, as the case may be, foreign exchange exposure arises in the ordinary course of trade or (in the case of a foreign exchange exposure) in respect of Loans made in Optional Currencies, but not any interest rate or foreign exchange transaction for investment or speculative purposes.

Permitted Transaction means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security Interest or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of any Security Interest or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms.

Production SPV means any Subsidiary of the Parent which is a special purpose entity established for the purposes of (a) producing one or more films and/or carrying on merchandising and/or related activities with respect to one or more films or (b) producing computer and/or internet-based games and/or other forms of entertainment for application on computer or mobile telephone technology or (c) facilitating the financing of one or more films and/or any other form of media-based entertainment referred to in (b) above produced by another Subsidiary of the Parent or (d) raising finance for and investing in one or more films or any other form of media-based entertainment referred to in (b) above, in any such case without any guarantee or security from or any other recourse to any member of the Group or its assets.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Rate Fixing Day means:

(a)	the first day of a Term for a Loan denominated in Sterling;

(b)	the second TARGET Day before the first day of a Term for a Loan denominated in Euro; or

(c)	the second Business Day before the first day of a Term for a Loan denominated in any other currency,

unless market practice for the relevant currency differs, in which case, the Rate Fixing Day for such currency will be such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market (and, if quotations would normally be given by lending banks in the relevant interbank market on more than one day, the Rate Fixing Day will be the last of those days).

Reference Banks means:

(a)	in relation to LIBOR, the principal London offices of Lloyds TSB Bank plc, The Royal Bank of Scotland plc and Citibank, N.A., London Branch; or

(b)	in relation to EURIBOR, the principal London offices of Lloyds TSB Bank plc,The Royal Bank of Scotland plc and Citibank, N.A., London Branch,

and any other bank or financial institution appointed as such by the Facility Agent in accordance with this Agreement.

Register has the meaning given to it in Clause 22.10(g) (Information).

Relationship Agreement means an English law relationship agreement between the Parent, Eros Worldwide FZ LLC and EIML dated 16 December 2009, detailing and governing the ongoing commercial relationship between the operations of the parties.

Repeating Representations means at any time the representations and warranties which are then made or deemed to be repeated under Clause 17.20 (Times for making representations and warranties) or under any other Finance Document.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Resignation Request means a letter in the form of Schedule 8 (Form of Resignation Request), with such amendments as the Facility Agent and the Parent may agree.

Restricted Party means a person that is (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on any Sanctions List; (ii) located in, incorporated under the laws of, or acting on behalf of a person located in or organized under the laws of any country or territory that is the target of country-wide Sanctions (which shall currently include Cuba, Burma / Myanmar, Iran, North Korea, Libya, Sudan and Syria); or (iii) otherwise a target of Sanctions.

Rollover Loan means one or more Loans:

(a)	to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	to be made to the same Borrower for the purpose of refinancing a maturing Loan.

Sanctions means the economic sanctions laws, regulations, rules or restrictive measures administered, enacted or enforced by Office of Foreign Assets Control of the U.S. Department of Treasury, the United States Department of State, the United Nations Security Council, any United Nations Security Council Sanctions Committee, Her Majesty’s Treasury or the European Union.

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC or any similar list maintained by, or public announcement of Sanctions designation made by, the United States Department of State or any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union or Her Majesty’s Treasury.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its ratings business.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Parent and the Lenders) may specify another page or service displaying the appropriate rate.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means a day on which TARGET2 is open for the settlement of payments in Euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Parent.

UK means the United Kingdom.

Unfunded Pension Liabilities means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

US Bankruptcy Law means the United States Bankruptcy Code or any other United States Federal or State bankruptcy, insolvency or similarlaw.

US Borrower means any Borrower that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia).

US Debtor means an Obligor that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that has a place of business or property in the United States of America.

US Guarantor means any Guarantor that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that has a place of business or property in the United States of America.

US Obligor means an Obligor that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia).

US Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the US Patriot Act).

Utilisation Date means each date on which the Facility is utilised.

Wider Group means the Parent and its Subsidiaries.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vi)	“know your customer” requirements are to the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility; and

(xv)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month determined in accordance with the Gregorian calendar and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of any Obligor is, may be or is capable of becoming outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

2.	FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Increase — for Defaulting Lender or illegality

(a)	The Parent may by giving prior notice to the Facility Agent by no later than the date falling 5 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 8.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled. In that event:

(A)

the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Parent (none of which may be an Affiliate or a member of the Group and which, if not a Lender immediately prior to the relevant increase, satisfies all necessary “know your customer” or other similar checks applied by the Facility Agent in accordance with paragraph (b)(ii) below) and each of which confirms in the Increase Confirmation its willingness to assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	each Increase Lender shall become a Party as a “Lender”, and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender (which the Facility Agent shall do promptly upon being able to);

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Parent and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Increase Lender must pay to the Facility Agent for its own account, on or before the date on which the increase takes effect, a fee of £2,000.

(e)	The Parent shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(f)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(g)	Clause 29.6 (Limitation of responsibility of Existing Lender) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Voluntary increase

(a)	The Parent may, at any time from the date of this Agreement by giving five Business Days prior written notice to the Facility Agent, request that the Total Commitments be increased (and the Total Commitments shall be so increased) by an aggregate amount not exceeding US$75,000,000. In that event:

(i)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Accordion Bank) agreed to by the Parent (none of which may be a member of the Group or an affiliate of a member of the Group) and which confirms in the Increase Confirmation its willingness to assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)	each of the Obligors and each Accordion Bank shall assume obligations towards one another and/or acquire rights against one another as the Obligors and each Accordion Bank would have assumed and/or acquired had that Accordion Bank been an Original Lender;

(iii)	each Accordion Bank shall become a Party as a “Lender”, and each Accordion Bank and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Bank and those Finance Parties would have assumed and/or acquired had that Accordion Bank been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)	any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective:

(i)	on the execution by the Facility Agent of an Increase Confirmation from an Accordion Bank (which the Facility Agent shall do promptly upon being able to);

(ii)	if the Parent has confirmed, in the written notice delivered under paragraph (a) above, that no Default is continuing or would result from the acceptance of the Increase Confirmation by the Facility Agent; and

(iii)	in relation to an Accordion Bank which is not a Lender immediately prior to the relevant increase, on the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Accordion Bank, the completion of which the Facility Agent shall promptly notify to the Parent and the Accordion Bank.

(c)	Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Accordion Bank must pay to the Facility Agent for its own account, on or before the date on which the increase takes effect, a fee of £2,000.

(d)	The Parent shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.3.

(e)	The Parent may pay to the Accordion Bank a fee in the amount and at the times agreed between the Parent and the Accordion Bank in a Fee Letter.

2.4	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other person under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

2.5	Joint and several liability of the Obligors

The obligations of the Obligors under the Finance Documents are, unless an Obligor has been released from its obligations under the Finance Documents by the Finance Parties, joint and several.

2.6	Obligors’ agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Agreement irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Requests), to execute on its behalf any Accession Agreement, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Loans

Each Loan may be used to repay the Existing Facilities and for the general corporate purposes of the Group.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

(a)	A Request may not be given until the Facility Agent has notified the Borrowers and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent must give this notification to the Borrowers and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the proposed Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Loan.

5.	UTILISATION - LOANS

5.1	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 9.30 a.m. (i) one Business Day (for a Loan denominated in Sterling) and (ii) three Business Days (for a Loan denominated in any other currency), in each case, before the Utilisation Date for the proposed borrowing.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	the proposed Utilisation Date is a Business Day falling within the Availability Period;

(c)	the amount of the Loan requested is:

(i)	a minimum of US$1,000,000 or its equivalent in accordance with Clause 6 (Optional Currencies) and an integral multiple of 1,000,000 units of the requested currency;

(ii)	the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree; and

(d)	the proposed currency and Term comply with this Agreement.

Only one Loan may be requested in a Request.

5.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than ten Loans outstanding.

5.4	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans would exceed its Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the requested Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

6.	OPTIONAL CURRENCIES

6.1	General

In this Clause:

US Dollar Amount of a Loan or part of a Loan means:

(a)	if the Loan is denominated in US Dollars, its amount; or

(b)	if the Loan is denominated in an Optional Currency, its equivalent in US Dollars calculated on the basis of the Facility Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

6.2	Selection

(a)	The Borrower must select the currency of a Loan in its Request.

(b)	Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than four currencies.

6.3	Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for a Term if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into US Dollars in the relevant interbank market on the Rate Fixing Day and the first day of that Term; and

(ii)	that Optional Currency is Sterling or Euros or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from the Parent for a currency to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Parent:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

6.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 12.00 noon on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the relevant Borrower to that effect promptly and in any event before 1.00 p.m. on that day.

(b)	In this event:

(i)	that Lender must participate in the Loan in US Dollars; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in US Dollars during that Term.

(c)	Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(d)	A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Subclause.

6.5	Optional Currency equivalents

The equivalent in US Dollars of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Loan;

(c)	the share of a Lender in a Loan;

(d)	the amount of any repayment or prepayment of a Loan; or

(e)	the undrawn amount of a Lender’s Commitment, is its US Dollar Amount.

6.6	Notification

The Facility Agent must notify the Lenders and the Parent of the relevant US Dollar Amount (and the applicable Facility Agent’s Spot Rate of Exchange) promptly after they are ascertained.

7.	REPAYMENT

7.1	Repayment of Facility

(a)	Each Borrower must repay each Loan made to it in full on its Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

7.2	Repayment of Loans of Defaulting Lender

(a)	If a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Final Maturity Date and these Loans will be treated as separate Loans (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(b)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving ten Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (b) to the Defaulting Lender concerned as soon as practicable on receipt.

(c)	Interest in respect of a Separate Loan will accrue for successive Terms selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Term of that Loan.

(d)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (a) to (c) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.3	Reduction of Facility

(a)	On the date falling eighteen months after the date of this Agreement and on each date falling at six monthly intervals thereafter, the Total Commitments will automatically be reduced by 5 per cent. of the aggregate of:

(i)	the Total Commitments on the date of this Agreement; and

(ii)	the amount of any increase in the Total Commitments pursuant to Clause 2.3 (Voluntary increase).

(b)	The Parent must ensure that on any date on which the Total Commitments are reduced under paragraph (a) above, the aggregate amount of the Loans in US Dollars does not exceed the Total Commitments as so reduced.

8.	PREPAYMENT AND CANCELLATION

8.1	Mandatory prepayment — illegality

(a)	A Lender must notify the Facility Agent and the Parent promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above the Facility Agent must notify the Parent promptly that:

(i)	each Borrower must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

8.2	Mandatory prepayment — capital markets issue

(a)	In this Clause 8.2:

capital markets issue means any public or private bond or other debt capital markets issue by or related to a member of the Group; and

net proceeds means all amounts received by a member of the Group as a result of or in relation to a capital markets issue less all Taxes and reasonable costs and expenses incurred by that member of the Group in connection with that capital markets issue.

(b)	Upon the occurrence of any capital markets issue, the Parent shall ensure that all net proceeds received by any member of the Group from, or in relation to, that capital markets issue in excess of an amount that would constitute Permitted Financial Indebtedness are applied in and towards the prepayment of all outstanding Loans, and a corresponding amount of the Total Commitments shall automatically be cancelled. Such prepayments and cancellations shall apply to each Lender’s Pro Rata Share in the Loans and the Total Commitments as applicable.

8.3	Mandatory prepayment — change of control

(a)	For the purposes of this Subclause:

a change of control occurs if:

(i)	Mr Kishore Lulla and his family cease to be discretionary beneficiaries of Beech Investments Limited;

(ii)	Beech Investments Limited ceases to control the Parent or to be the beneficial owner of 30 per cent. or more of the issued share capital of the Parent; or

(iii)	any other person or party, except for Beech Investments Limited, gains control of the Parent.

control means the power or the ability to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(b)	The Parent must promptly notify the Facility Agent if it becomes aware of any change of control.

(c)	After a change of control:

(i)	a Lender shall not be obliged to fund a Loan (except for a Rollover Loan); and

(ii)	if a Lender so requires and notifies the Facility Agent within 10 days of the Parent notifying the Facility Agent of the change of control, the Facility Agent shall, by not less than 30 days notice to the Parent, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable. Any such notice will take effect in accordance with its terms.

8.4	Voluntary prepayment

(a)	The Parent may, by giving not less than three Business Days’ prior written notice to the Facility Agent, prepay any Loan at any time in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount and an integral multiple of US$1,000,000 (or its equivalent in any Optional Currency).

8.5	Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

8.6	Voluntary cancellation

(a)	The Parent may, by giving not less than seven Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount and an integral multiple of US$1,000,000 (or its equivalent in any Optional Currency).

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

8.7	Right of repayment and cancellation of a single Lender

(a)	If a Borrower is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the relevant Borrower may, while the requirement continues, give notice to the Facility Agent:

(iii)	(if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to prepay that Lender’s share of the Loans; or

(b)	After notification under paragraph (a) above:

(i)	the Parent must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the Term for that Loan which ends after the relevant Borrower has given notice under paragraph (a) above; or

(ii)	if earlier, the date specified by that Borrower in its notification.

8.8	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.9	Re-borrowing of Loans

Any voluntary prepayment of a Loan under Clause 8.4 (Voluntary prepayment) may be re-borrowed on the terms of this Agreement. Any other prepayment of a Loan may not be re-borrowed.

8.10	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR (for a Loan in Euro) or LIBOR (for any other Loan); and

(c)	Mandatory Cost.

9.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

9.3	Margin adjustments

(a)

Subject to paragraphs (c) (d) and (e) below, (i) the initial Margin will be as set out in the Compliance Certificate (and the corresponding financial statements) delivered in accordance with Clause 4.1(a) (Conditions precedent documents) or, if no such Compliance Certificate is so delivered within 3 months of the date of this Agreement, 2.9% per annum, and (ii) the subsequent Margin applicable to each Loan shall be calculated by reference to the Leverage ratio (as determined in accordance with

Clause 21.3 (Leverage)) set out in the most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Facility Agent, and the rate per annum specified opposite the relevant range set out in the following table in which the Leverage ratio falls:

Leverage	Margin (% per annum)
less than 1.0	1.9
greater than or equal to 1.0 but less than 1.5	2.1
greater than or equal to 1.5 but less than 2.0	2.3
greater than or equal to 2.0 but less than 2.5	2.6
greater than or equal to 2.5	2.9

(b)	Any adjustment to the Margin under paragraph (a) above shall take effect on the date falling two Business Days after receipt by the Facility Agent of a Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) in accordance with Clause 20.3 (Compliance Certificate).

(c)	If any annual financial statements delivered under Clause 20.1 (Financial statements) demonstrate that the Margin :

(i)	should have been increased in accordance with this Clause 11.3 when (in reliance on the corresponding Compliance Certificate) it has not been; or

(ii)	should not have been decreased in accordance with this Clause 11.3 when (in reliance on the corresponding Compliance Certificate) it has been,

the appropriate change to the relevant Margin will be made with retrospective effect and the relevant Borrowers must, within three Business Days of receipt of written notification from the Facility Agent confirming the same, make additional payments of interest and commitment fees in such amount as the Facility Agent shall determine is necessary to give effect to the correct variation in the Margin as demonstrated by the annual financial statements.

(d)	For so long as:

(i)	the Parent is in default of its obligation under this Agreement to provide a Compliance Certificate; or

(ii)	an Event of Default is outstanding,

the Margin will be the highest applicable rate, being 2.9% per annum plus any additional Margin resulting from paragraph (e) below.

(e)	The applicable Margin in respect of any Loan shall be increased by:

(i)	0.10 per cent. per annum, if and for as long as the aggregate amount of the outstanding Loans exceeds 33.3% of the Total Commitments; and

(ii)	a further 0.10 per cent. per annum (in addition to that applied by paragraph (a) above), if and for as long as the aggregate amount of the outstanding Loans exceeds 66.6% of the Total Commitments.

9.4	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

9.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.	TERMS

10.1	Selection

(a)	Each Loan has one Term only, commencing on its Utilisation Date.

(b)	The relevant Borrower must select the Term for a Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Loan will be one, three or six months or any other period agreed by the relevant Borrower and the Facility Agent (acting on the instructions of all the Lenders).

10.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

10.3	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

11.	MARKET DISRUPTION

11.1	Failure of a Reference Bank to supply a rate

If LIBOR or EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon on a Rate Fixing Day, the applicable LIBOR or EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

11.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	LIBOR or EURIBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 35 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR or EURIBOR (as applicable) for the relevant currency and Term.

(b)	The Facility Agent must promptly notify the Parent and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

11.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Parent so requires, the Parent and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

12.	TAXES

12.1	General

In this Clause:

CTA means the Corporation Tax Act 2009.

FATCA means sections 1471 to 1474 (inclusive) of the Code, as of the date of this Agreement (or any amended or successor versions thereof that are substantially similar and not materially more onerous to comply with), and any current or future regulations or authoritative guidance promulgated thereunder.

IRS means the United States Internal Revenue Service.

ITA means the Income Tax Act 2007.

Qualifying Lender means a Lender which is:

(a)	a UK Lender;

(b)	a Treaty Lender; or

(c)	in respect of payments made by or on behalf of US Borrower, a Lender that is a US Qualifying Lender.

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Treaty Lender means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the UK through a permanent establishment with which that Lender’s participation in the Loans is effectively connected; and

(c)	meets all other conditions in the Treaty for full exemption from UK taxation on interest which relate to the Lender (including its tax status), the manner in which or the period for which it holds any rights under this Agreement, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights, provided that for these purposes, it shall be assumed that the following are satisfied: (a) any condition for the exemption to apply which is not satisfied due to or on account of: any reason outside the control of the Lender; there being a special relationship (or absence thereof) between any Obligor (or any member of the Group) and the Lender; or the amount of any Loan or the terms of this Agreement; and (b) any procedural formalities.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the UK which makes provision for full exemption from Tax imposed by the UK on interest.

UK Lender means:

(a)	a Lender (other than a Lender within paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the UK for UK tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the UK; or

(2)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or

(b)	a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

US Qualifying Lender means in respect of each payment made by or on behalf of a US Borrower, a Lender that prior to such payment has supplied to the Facility Agent for transmission to the US Borrower or, as the case may be, the relevant Guarantor:

(a)	two original copies of a valid and effective IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a United States person;

(b)	two original copies of a valid and effective IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any deduction or withholding in respect of United States Tax under a treaty with the United States;

(c)	two original copies of a valid and effective IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that such payments are effectively connected with the conduct by that Lender of a trade or business within the United States;

(d)	two original copies of a valid and effective IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) and a certification that the beneficial owner (A) is not a “bank” described in Section 881(c)(3)(A) of the Code, (B) is not a “10 per cent shareholder” of the relevant US Borrower within the meaning of Section 881(c)(3)(B) of the Code and (C) is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code with respect to which the relevant US Borrower is a “United States shareholder”;

(e)	two original copies of such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to receive such payments without deduction or withholding of any United States Tax; or

(f)	in case of a New Lender, valid and effective certification that such New Lender would have been a Qualifying Lender under paragraphs (a) to (e) above but for a change in law occurring after the date of this Agreement and prior the date on which such New Lender became a party to this Agreement;

provided that for purposes of this definition of US Qualifying Lender, the term United States Tax shall not include any Tax that is imposed under FATCA and also for purposes of this definition of US Qualifying Lender, in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under the Code, the term “Lender” shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

12.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	an Obligor or a Lender (in respect of a payment payable to that Lender) is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the UK or the United States of America, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority;

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Lender and:

(A)	an officer of HMRC has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Parent a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below; or

(iv)	with respect to a payment made by or on behalf of a US Borrower, the relevant Lender would have been subject to such Tax on such payment on the date of the Agreement.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction in the minimum amount required by law and within the time allowed by law.

(f)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party entitled to that payment a statement under section 975 of the ITA or other evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(g) (i)	Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)	Nothing in paragraph (i) above shall require a Treaty Lender to:

(A)	register under the HMRC DT Treaty Passport scheme;

(B)	apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or

(C)	file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (h) below or paragraph (a) of Clause 12.8 (HMRC DT Treaty Passport scheme confirmation) and the Obligor making that payment has not complied with its obligations under paragraph (i) below or paragraph (b) of Clause 12.8 (HMRC DT Treaty Passport scheme confirmation).

(h)	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Facility Agent and without liability to any Obligor) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (The Original Parties).

(i)	Where a Lender includes the indication described in paragraph (h) above in Schedule 1 (The Original Parties):

(i)	each Original Borrower shall file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing; and

(ii)	each Additional Borrower shall file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

(j)	If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (h) above or paragraph (a) of Clause 12.8 (HMRC DT Treaty Passport scheme confirmation), no Obligor shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan.

12.3	Tax indemnity

(a)	Except as provided below, the Parent must pay to a Finance Party the amount equal to any loss liability or cost which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to:

(i)	any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose; and

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2 (Tax gross-up) applied.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Facility Agent of the event which will give, or has given, rise to the claim following which the Facility Agent shall promptly notify the Parent.

(d)	A Finance Party shall on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has obtained, used and fully retained that Tax Credit on an affiliated group basis,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

12.5	Stamp taxes

The Parent must pay and indemnify each Finance Party against any cost, loss or liability that the Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

12.6	Value added taxes

(a)	All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is or becomes chargeable on such supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and that Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.6 to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.7	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	a UK Lender;

(b)	a Treaty Lender; or

(c)	a US Qualifying Lender

If a New Lenders fails to indicate its status in accordance with this Clause 12.7 then said New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Parent). A Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 12.7.

12.8	HMRC DT Treaty Passport scheme confirmation

(a)	A New Lender (as defined in Clause 29.1 (Assignments and transfers by Lenders) that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Facility Agent and without liability to any Obligor) in the Transfer Certificate which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate.

(b)	Where a New Lender (as defined in Clause 29.1 (Assignments and transfers by Lenders) includes the indication described in paragraph (a) above in the relevant Transfer Certificate:

(i)	each Borrower which is a Borrower as at the relevant Transfer Date (as defined in Clause 29.5 (Procedure for transfer using a Transfer Certificate)) shall, to the extent that that New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (Facility), file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing; and

(ii)	each Additional Borrower which becomes an Additional Borrower after the relevant Transfer Date (as defined in Clause 29.5 (Procedure for transfer using a Transfer Certificate)) shall, to the extent that that New Lender (as defined in Clause 29.1 (Assignments and transfers by Lenders)) is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (Facility), file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

13.	INCREASED COSTS

13.1	Increased Costs

Except as provided below in this Clause, the Borrowers must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

13.2	Exceptions

The Borrowers need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation; or

(c)	compensated for by payment of the Mandatory Cost.

13.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Borrowers.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

14.	MITIGATION

14.1	Mitigation

(a)	Each Finance Party must, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Parent must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.2	Conduct of business by a Finance Party

No term of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

15.	PAYMENTS

15.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

15.2	Funds

Unless a contrary indication appears in any Finance Document, payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents; or in or towards the purchase of any amount of any currency to be so applied.

(c)

Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the

Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

15.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in US Dollars.

15.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

15.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines (acting reasonably) is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.7	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

15.8	Disruption to payment systems

(a)	If the Facility Agent determines (in its discretion) that a Disruption Event has occurred or a Borrower notifies the Facility Agent that a Disruption Event has occurred, the Facility Agent:

(i)	may, and must if requested by that Borrower, enter into discussions with the Parent for a period of not more than five Business Days with a view to agreeing any changes to the operation or administration of the Facility (changes) as the Facility Agent may decide is necessary;

(ii)	is not obliged to enter into discussions with the Parent in relation to any changes if, in its opinion, it is not practicable so to do, and has no obligation to agree to any changes;

(iii)	may consult with the Finance Parties in relation to any changes but is not obliged so to do if, in its opinion, it is not practicable in the circumstances; and

(iv)	must notify the Finance Parties of any changes agreed under this Subclause.

(b)	Any agreement between the Facility Agent and the Parent will be, (whether or not it is finally determined that a Disruption Event has occurred), binding on the Parties notwithstanding the provisions of Clause 27 (Amendments and Waivers).

(c)	The Facility Agent accepts the discretions given to it by this Subclause only on the basis that it will not be liable (either in contract or tort) for any damages, costs or losses of any kind which any Party may incur or sustain as a result of the Facility Agent taking or not taking any action under this Subclause.

(d)	If the Facility Agent makes any payment to any person in respect of a liability incurred as a result of taking or not taking any action under this Subclause, the amount of that payment is an amount in respect of which each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent under this Subclause (unless the Facility Agent has been reimbursed by an Obligor under a Finance Document).

(e)	Paragraph (d) above applies notwithstanding:

(i)	any other term of any Finance Document (including any term in Clause 22 (The Administrative Parties); and

(ii)	irrespective of whether the payment was made as a result of actual or alleged negligence or gross negligence or wilful misconduct of the Facility Agent but so that the Facility Agent has no indemnity for claims against it which arise as a result of fraud by the Facility Agent.

15.9	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor in respect of that amount; and

(c)	agrees with each Finance Party that if, any amount claimed by a Finance Party under this Clause is or becomes unenforceable, invalid or illegal then that Guarantor will be liable as a principal debtor and primary obligor to indemnify that Finance Party in respect of any loss it incurs as a result of a Borrower failing to pay any amount expressed to be payable by it under a Finance Document on the date when it ought to have been paid. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause had the amount claimed been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

16.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing (whether or not known to it or any Finance Party) which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause. This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.

16.5	Immediate recourse

(a)	Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)	(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or

	(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

16.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

16.8	Release of Guarantors’ right of contribution

If any Guarantor ceases to be a Guarantor in accordance with the terms of the Finance Documents:

(a)	that Guarantor will be released by each other Guarantor from any liability whatsoever to make a contribution to such other Guarantor arising by reason of the performance by such other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor will waive any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Finance Party under any Finance Document or of any other security taken under, or in connection with, any Finance Document where the rights or security are granted by or in relation to the assets of the retiring Guarantor.

16.9	US Guarantors

(a)	In this sub-Clause:

fraudulent transfer law means any applicable United States of America bankruptcy and State fraudulent transfer and conveyance statute and any related case law.

(b)	Each US Guarantor acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(iii)	each Finance Party has acted in good faith in connection with the guarantee given by that US Guarantor and the transactions contemplated by the Finance Documents.

(c)	Each Finance Party agrees that each US Guarantor’s liability under this sub-Clause is limited so that no obligation of, or transfer by, any US Guarantor under this sub-Clause is subject to avoidance and turnover under any fraudulent transfer law.

16.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

16.11	Limitations

(a)	This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance under any applicable laws.

(b)	The obligations of any Additional Guarantor are subject to the limitations (if any) set out in the Accession Agreement executed by that Additional Guarantor.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and warranties

Unless otherwise stated, the representations and warranties set out in this Clause are made by each Obligor to each Finance Party.

17.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

17.4	Legal validity

(a)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Subject to translations into Arabic, each Finance Document to which it is a party is in the proper form for its admissibility in evidence and/or enforcement in the jurisdiction of its incorporation.

17.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any of its assets.

17.6	No default

(a)	No Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	no other event or circumstance is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

17.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

17.8	Financial statements

Its audited financial statements most recently delivered to the Facility Agent, and on the date of this Agreement the Original Financial Statements:

(a)	have been prepared in accordance with GAAP, consistently applied; and

(b)	give a true and fair view of its financial condition (or, in the case of the Original Financial Statements, the financial condition of the Group) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

17.9	No material adverse change

There has been no material adverse change in the business, consolidated financial condition, or operations of the Group (taken as a whole) since the date to which the Original Financial Statements were drawn up.

17.10	Litigation

No litigation, arbitration or administrative proceedings against any member of the Group are current or, to its knowledge, pending or threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

17.11	Intellectual Property

(a)	It:

(i)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business;

(ii)	has taken all formal or procedural actions (including payment of fees) required to maintain that Intellectual Property; and

(iii)	does not, in carrying on its business, infringe any Intellectual Property of any third party in any respect which has a Material Adverse Effect.

(b)	None of its Intellectual Property is being infringed, nor (to its knowledge) is there any threatened infringement of any of that Intellectual Property, in any material respect.

17.12	Information

(a)	All written information supplied by or on behalf of it to the Finance Parties in connection with the Finance Documents (including the documents and certificates specified in Schedule 2 (Conditions Precedent Documents)) was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	The financial projections supplied by or on behalf of it to the Finance Parties in connection with the Finance Documents have been prepared as at their date, on the basis of most recent historical information and assumptions believed by the Parent to be fair and reasonable.

(c)	It has not omitted to supply any information which, if disclosed, would make the information supplied by it untrue or misleading in any material respect.

(d)	As at the date of this Agreement, nothing has occurred since the date of any information supplied by or on behalf of it to the Finance Parties which, if disclosed, would make the information supplied by it untrue or misleading in any material respect.

17.13	Taxes on payments

As at the date of this Agreement, all amounts payable by it under the Finance Documents to a Qualifying Lender (except for amounts payable to a Lender that is a Qualifying Lender by reason of paragraph (d) of the definition of US Qualifying Lender under Clause 12.1 (General)) may be made without any Tax Deduction (except for any Tax Deduction imposed by FATCA (as defined under Clause 12.1 (General)).

17.14	Stamp duties

As at the date of this Agreement

(a)	no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document; and

(b)	under the laws of its jurisdiction of incorporation it is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in that jurisdiction.

17.15	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.

17.16	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.17	Jurisdiction and governing law

Subject to any reservations as to matters of law set out in the legal opinions referred to in Part 1 of Schedule 2 (Conditions Precedent Documents):

(a)	its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

17.18	US Guarantors

Each US Guarantor represents and warrants to each Finance Party that:

(a)	the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(b)	its capital is not unreasonably small to carry on its business as it is being conducted;

(c)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(d)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

17.19	ERISA and Multiemployer Plans

Each US Obligor represents and warrants to each Finance Party that:

(a)	each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect;

(b)

each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Plan with no determination, nothing has occurred that would adversely affect such qualification), except as would not reasonably be expected to have a Material Adverse Effect;

(c)	there exists no Unfunded Pension Liabilities with respect to Employee Plans in the aggregate, taking into account only Employee Plans with positive Unfunded Pension Liabilities, except as would not have a Material Adverse Effect;

(d)	neither any US Obligor nor any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the five calendar years immediately preceding the date of this Agreement made or accrued an obligation to make contributions to any Multiemployer Plan, except as would not reasonably be expected to have a Material Adverse Effect;

(e)	there are no actions, suits or claims pending against or involving an Employee Plan (other than routine claims for benefits) or, to the knowledge of the Borrowers, any US Obligor or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, would reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect;

(f)	each US Obligor and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan save where any failure to comply, either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(g)	neither any US Obligor nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions, save where any such failure would not reasonably be expected to have a Material Adverse Effect; and

(h)	neither any US Obligor nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

17.20	United States laws

No Obligor is required to be registered as an investment company (as defined in the United States Investment Company Act of 1940) or is subject to regulation under the United States Investment Company Act of 1940.

17.21	Sanctions

(a)	No member of the Group (i) is a Restricted Party or (ii) has engaged in any transaction or conduct that would reasonably be expected to result in it becoming a Restricted Party.

(b)	The operations of each member of the Group are and have been conducted at all times in compliance with all anti-money laundering laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines applicable to such member of the Group (collectively, Money Laundering Laws) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any member of the Group with respect to Money Laundering Laws is pending and, to the best of the Obligors’ knowledge, no such actions, suits or proceedings are threatened or contemplated.

(c)	No member of the Group, nor any of their respective directors, officers, employees or affiliates nor, to the best of their collective knowledge after due inquiry, any agents or other persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010; (ii) violated or is in violation of any applicable anti-bribery or anti-corruption law or regulation enacted in any jurisdiction, whether in connection with or arising from the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions or otherwise; (iii) made, offered to make, promised to make or authorised the payment or giving of or requested, agreed to receive or accepted, directly or indirectly, any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable law or regulation (any such payment, a Prohibited Payment); or (iv) been subject to any investigation by any governmental entity with regard to any actual or alleged Prohibited Payment.

17.22	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause are made by each Obligor on the date of this Agreement.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is deemed to be repeated by each Obligor:

(i)	on the date of each Accession Agreement; and

(ii)	on the date of each Request and the first day of each Term.

(c)	When a representation and warranty in Clause 19.6(a) (No Default) is repeated on a Request for a Rollover Loan or the first day of a Term for a Rollover Loan, the reference to a Default will be construed as a reference to an Event of Default.

(d)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

18.	INFORMATION COVENANTS

18.1	Financial statements

(a)	The Parent must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	the audited consolidated financial statements for each Obligor (including the Parent), for each of their financial years;

(ii)	for each of its financial years, a statement from its auditors identifying any items in its audited consolidated accounts for that financial year which would be eliminated if those financial statements did not consolidate results of the members of the Wider Group which are not members of the Group;

(iii)	for each financial quarter of each of their financial years, a set of the unaudited consolidated management accounts of each Obligor (including the Parent); and

(iv)	for the first half of each of their financial years, a set of the unaudited interim financial consolidated statements of each Obligor (including the Parent);

(v)	for each of the first half of its financial years, a statement from the chief financial officer of the Parent identifying any items in its unaudited interim financial consolidated statements which would be eliminated if those financial statements did not consolidate results of the members of the Wider Group which were not members of the Group; and

(vi)	in respect of EIML;

(A)	for each of its financial years, its audited consolidated financial statements (to the extent available); and

(B)	for the first half of each of its financial years, a set of its unaudited interim financial consolidated statements (to the extent available).

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of any Obligor’s audited consolidated financial statements, the Parent’s auditor’s statement in respect of the audited consolidated financial statements of the Parent and the audited consolidated financial statements of EIML (to the extent available), within 180 days;

(ii)	in the case of any Obligor’s interim unaudited consolidated financial statements or the interim unaudited consolidated financial statements of EIML (to the extent available), within 90 days; and

(iii)	in the case of any Obligor’s unaudited consolidated quarterly management accounts, within 45 days,

of the end of the relevant financial period.

18.2	Form of financial statements

(a)	The Parent must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)	The Parent must notify the Facility Agent of any change to the manner in which its audited consolidated financial statements are prepared.

(c)	If requested by the Facility Agent, the Parent must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and the most recent audited consolidated financial statements of the Parent delivered to the Facility Agent under this Agreement.

(d)	If requested by the Facility Agent, the Parent must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Parent and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Parent and the Facility Agent (acting on the instructions of the Majority Lenders) will be binding on all the Parties.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Parent must supply with each set of its financial statements another set of its financial statements prepared on the same basis as the Original Financial Statements.

18.3	Compliance Certificate

(a)	The Parent must supply to the Facility Agent a Compliance Certificate with each set of its consolidated financial statements under Clauses 18.1(a)(i), (iii) and (iv) sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Parent, one of which must be the finance director, and, in the case of a Compliance Certificate supplied with its annual audited consolidated financial statements, its auditors.

18.4	Information - miscellaneous

The Parent must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	copies of all documents despatched by the Parent to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings against any member of the Group which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Effect;

(c)	promptly on written request, such further information regarding the financial condition, business and operations of any member of the Group (including, but not limited to, additional financial statements providing a detailed breakdown of the EBITDA ((as defined in Clause 21 (Financial Covenants)), gross assets and turnover of both the Adjusted Group and the Indian Group) as any Finance Party through the Facility Agent may reasonably request at appropriate and reasonable times;

(d)	promptly upon receipt, a copy of any written notice of any termination, amendment or waiver request proposed or executed by any person in relation to the Relationship Agreement, along with such documents and additional information as the Facility Agent may require to fully understand the scope, extent and consequences of any such proposed amendment or waiver; and

(e)	promptly on request, and with each set of annual financial statements delivered under Clause 18.1(a)(i) (Financial statements), a list of the then current Material Companies.

18.5	Notification of Default

(a)	Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent, the Parent must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

18.6	Year end

No Borrower may change its financial year end without the prior consent of the Facility Agent.

18.7	“Know your customer” requirements

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, application or administration of) any law or regulation made after the date of this Agreement; or

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer;

obliges the Facility Agent or any Lender (or in the case of paragraph (iii) above any prospective Lender) to comply with any “know your customer” requirements in circumstances where the necessary information is not readily available to it, each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable “know your customer” requirements.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all “know your customer” requirements.

(c)	The Parent shall, by not less than ten Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 30 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with

“know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

19.	FINANCIAL COVENANTS

19.1	Definitions

In this Clause:

Accounting Principles means generally accepted accounting principles in the jurisdiction of incorporation of the relevant Obligor, including IFRS.

Adjusted EBITDA means, in relation to a Measurement Period, Consolidated EBITDA for the period adjusted by:

(a)	including the EBITDA attributable to a business or assets acquired by any member of the Group during the Measurement Period for that part of the Measurement Period when such business or assets were not owned by a member of the Group; and

(b)	excluding the EBITDA attributable to a business or asset disposed of by any member of the Group during that Measurement Period.

Cashflow means, in respect of any Measurement Period, EBITDA for that Measurement Period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Measurement Period;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Measurement Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any Measurement Period;

(c)	deducting the amount of any cash payments made by any member of the Adjusted Group to any member of the Wider Group during that Measurement Period for, or in relation to, capital expenditure to the extent not already taken account of in calculating EBITDA for any Measurement Period;

(d)	adding the amount of any cash receipts during that Measurement Period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Measurement Period by any member of the Adjusted Group;

(e)	adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Adjusted Group during that Measurement Period from any entity which is itself not a member of the Adjusted Group and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Measurement Period to minority shareholders in members of the Adjusted Group;

(f)	adding the amount of any cash paid to a member of the Adjusted Group in the Measurement Period that represents repayment of any loan made to any member of the Wider Group;

(g)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

and so that no amount shall be added (or deducted) more than once.

Consolidated EBITDA means the EBITDA of all members of the Group (or the Adjusted Group when calculating the ratio of Cashflow to Debt Service) on a consolidated basis.

Current Assets means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Adjusted Group including prepayments in relation to operating items and sundry debtors (but excluding Eligible Cash and Cash Equivalents) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any member of the Adjusted Group.

Current Liabilities means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Adjusted Group expected to be settled within twelve months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Total Borrowings and Finance Costs;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Parent or by a member of the Adjusted Group in favour of a person which is not a member of the Group.

Debt Service means, in respect of any Measurement Period, the aggregate of:

(a)	Finance Costs for that Measurement Period;

(b)	the aggregate of all scheduled and mandatory repayments of Total Borrowings falling due and any voluntary prepayments made during that Measurement Period but excluding:

(i)	any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	any such obligations owed to any member of the Adjusted Group; and

(iii)	any prepayment of Total Borrowings existing on the date of this Agreement which is required to be repaid under the terms of this Agreement;

(c)	the amount of any cash dividends or distributions paid or made by the Parent in respect of that Measurement Period; and

(d)	the amount of the capital element of any payments in respect of that Measurement Period payable under any Finance Lease entered into by any member of the Adjusted Group,

and so that no amount shall be included more than once.

EBITDA means, in relation to a Measurement Period, the aggregate of consolidated operating profits (including the results from discontinued operations) before finance costs and tax for that Measurement Period, adjusted by:

(a)	taking no account of any material items which represent gains or losses arising on:

(i)	restructurings of the activities of an entity and reversals of any provisions for the costs of restructuring;

(ii)	disposals of non-current assets;

(iii)	the disposal of assets associated with discontinued operations; or

(iv)	other exceptional or extraordinary items;

(b)	taking no account of any unrealised gains or losses on any derivative instrument which is reported through the income statement;

(c)	taking no account of any income or charge attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme;

(d)	adding back any depreciation of tangible assets and amortisation of intangible assets;

(e)	taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period.

(f)	taking no account of accrued interest owing and unpaid to any member of the Group; and

(g)	deducting all non-periodic fees, costs and expenses, stamp, registration and other Taxes incurred by any member of the Group (or the Adjusted Group when calculating the ratio of Cashflow to Debt Service) in connection with the acquisition of another person or asset, to the extent that such costs have not been capitalised.

Eligible Cash and Cash Equivalents means, at any time:

(a)	cash in hand or on deposit with any Acceptable Bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;

(c)	any investment in marketable obligations issued or guaranteed by the government of the United States of America, the UK, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them in each case having a credit rating for its long term unsecured and unsubordinated debt of AA or higher by S&P or Fitch or Aa2 or higher by Moody’s which:

(i)	matures within one year after the date of the relevant calculation; and

(ii)	is not convertible to any other security;

(d)	open market commercial paper not convertible to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America, the UK, any member of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 by S&P or Fitch or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or any dematerialised equivalent);

(f)	investments accessible within 30 days in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (b) to (e) above; or

(g)	any other debt, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group (or the Adjusted Group when calculating the ratio of Cashflow to Debt Service) is beneficially entitled (but shall not include any cash deposited by a Subsidiary under a cash pooling arrangement) at that time and which is capable of being applied against Total Borrowings.

Exceptional Items means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations.

Finance Costs means, in relation to a Measurement Period, the aggregate of all interest, commission, fees, discounts, premiums, charges and other finance costs (whether paid, payable or added to principal) incurred by the Group (or the Adjusted Group when calculating the ratio of Cashflow to Debt Service) during that period (calculated on a consolidated basis).

Finance Lease means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

Measurement Period means each period of 12 months ending on the last day of a financial quarter-year of the Parent.

Net Finance Costs means, for any Measurement Period, the Finance Costs for that Measurement Period after deducting any interest payable in that Measurement Period to any member of the Group on any Eligible Cash and Cash Equivalents.

New Shareholder Injections means the aggregate amount subscribed for and paid to the Parent in cash by any person (other than a member of the Group) for any ordinary share capital of the Parent or by way of Financial Indebtedness of the Parent owing to any person other than a member of the Group which is subordinated on terms acceptable to the Majority Lenders.

Total Borrowings means, in respect of the Group (or the Adjusted Group when calculating the ratio of Cashflow to Debt Service), at any time, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in the consolidated balance sheet of the Parent drawn up at that time (or in the case of any guarantee, indemnity or similar assurance referred to in paragraph (i) below, the maximum liability under the relevant instrument):

(a)	any moneys borrowed;

(b)	any redeemable preference shares;

(c)	any acceptance under any acceptance credit (including any dematerialised equivalent);

(d)	any bond, note, debenture, loan stock or other similar instrument;

(e)	any indebtedness under a finance or capital lease;

(f)	any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);

(g)	any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(h)	any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group.

Total Net Borrowings means at any time Total Borrowings of the Group (or the Adjusted Group when calculating the ratio of Cashflow to Debt Service) less Eligible Cash and Cash Equivalents of the Group (or the Adjusted Group when calculating the ratio of Cashflow to Debt Service).

Working Capital means, on any date, Current Assets less Current Liabilities.

19.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than US Dollars is to be taken into account at its US Dollar equivalent calculated on the basis of:

(i)	the Facility Agent’s Spot Rate of Exchange for the purchase of the relevant currency in the London foreign exchange market with US Dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Parent, the relevant rates of exchange used by the Parent in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

19.3	Leverage

The Parent must ensure that Total Net Borrowings do not, at the end of any Measurement Period, equal or exceed 3 times Adjusted EBITDA for that Measurement Period.

19.4	Interest cover

The Parent must ensure that the ratio of Consolidated EBITDA to Net Finance Costs is not, for any Measurement Period, equal to or less than 4 to 1.

19.5	Debt Service Cover Ratio

The Parent must ensure that the ratio of Cashflow to Debt Service for the Adjusted Group, for any Measurement Period, is not less than 1.1.

19.6	Equity cure right

(a)	If, as at the last day of any Measurement Period (the Relevant Measurement Period), the Parent is in breach of its obligations under Clause 19.5 (Debt Service Cover Ratio), the Parent may apply the proceeds of a New Shareholder Injection in accordance with this Clause 19.6.

(b)	Any New Shareholder Injections must, within 15 Business Days of the date of delivery to the Facility Agent of the financial statements of the Parent and the Compliance Certificate in respect of the Relevant Measurement Period:

(i)	be received by the Parent;

(ii)	only be for the minimum amount necessary to cure the relevant breach; and

(iii)	be applied in prepayment of the Loans and simultaneous cancellation of an equivalent amount of the Total Commitments.

(c)	The Parent may not apply the proceeds of New Shareholder Injections pursuant to this Clause 19.6:

(i)	more than three times over the life of the Facilities;

(ii)	more than twice in any 12 month period; or

(iii)	in respect of two consecutive Measurement Periods.

(d)	If a New Shareholder Injection is provided pursuant to this Clause 19.6, then solely for the purposes of measuring compliance with Clause 19.5 (Debt Service Cover Ratio):

(i)	Total Net Borrowings shall be deemed to be decreased by an amount equal to the amount of that New Shareholder Injection; and

(ii)	Net Finance Costs and Debt Service shall be recalculated to reflect the amounts which would, in the opinion of the Parent supported by appropriate calculations delivered to the Facility Agent and acceptable to the Majority Lenders (acting reasonably), have been incurred as Net Finance Costs and Debt Service if the New Shareholder Injection had been applied to repay Total Borrowings on the first day of the Relevant Measurement Period.

This recalculation shall apply to the Relevant Measurement Period and any other Measurement Period which includes the last day of the Relevant Measurement Period.

20.	GENERAL COVENANTS

20.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to any other member of the Group, each Obligor must ensure that those members of the Group perform that covenant.

20.2	Authorisations

Each Obligor must promptly:

(a)	obtain, maintain and comply with the terms; and

(b)	supply certified copies to the Facility Agent,

of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

20.3	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.5	Negative pledge

(a)	Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)	No member of the Group may:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset (collectively Quasi Security).

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security Interest set out in Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security Interest exceeds the amount stated in that Schedule;

(ii)	any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of business;

(iv)	any Security Interest or Quasi Security on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement but only for the period of 6 months from the date of acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(v)	any Security Interest under a Finance Document;

(vi)	any Quasi-Security arising as a result of a disposal which is permitted under Clause 20.6 (Disposals);

(vii)	any Security Interest created with the consent of the Majority Lenders; and

(viii)	any Security Interest not allowed under the preceding sub-paragraphs securing indebtedness of the Group the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs) does not exceed, at any time, $40,000,000 (of which not more than $20,000,000 shall be attributable to any Security Interest securing indebtedness of the Adjusted Group).

20.6	Disposals

(a)	Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets (other than shares or interests in a business) in exchange for other assets comparable or superior as to type, value and quality; or

(iii)	constituted by a licence of Intellectual Property on normal commercial terms and in the ordinary course of the Group’s business;

(iv)	approved by the Majority Lenders;

(v)	of any shares held, directly or indirectly by Eros Worldwide FZ LLC in EIML, provided that:

(A)	at no time may the aggregate direct or indirect shareholding of Eros Worldwide FZ LLC in EIML fall below 60 per cent.; and

(B)	with respect to any disposal of shares that results in the aggregate direct or indirect shareholding of Eros Worldwide FZ LLC in EIML being between 60 to 70 per cent., the aggregate amount of all proceeds from any such disposal in excess of the aggregate amount of the proceeds of any disposal that takes the direct or indirect shareholding of Eros Worldwide FZ LLC in EIML to 70 per cent. (less all Taxes and reasonable costs and expenses incurred in connection with any such disposal) must, within a period not exceeding 12 months from the date of any such disposal, be applied either:

I.	in the acquisition of any cash generating asset approved in writing by the Majority Lenders (such consent not to be unreasonably withheld or delayed) and purchased by any member of the Group on bona fide arm’s length commercial terms; or

II.

in and towards the prepayment of all outstanding Loans (including any related interest, charges or Break Costs falling due as a consequence of such prepayment) and the immediate cancellation of a corresponding amount of the Total Commitments starting with the Available Commitments, to the extent applicable and possible. In each case, such prepayments and cancellations are to be applied by the Facility Agent between the Lenders according to each Lender’s Pro Rata Share in the Total Commitments).

20.7	Arms’ length basis

No Obligor may be a creditor in respect of any indebtedness or enter into any transaction with any person, other than (in each case) on arms’ length terms in the ordinary course of commercial operations.

20.8	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness;

(ii)	a Permitted Transaction; or

(iii)	that portion of the net proceeds ((as defined under Clause 8.2 (Mandatory prepayment – capital markets issue)) of any capital markets issue (as defined under Clause 8.2 (Mandatory prepayment — capital markets issue)) that does not constitute Permitted Financial Indebtedness, provided that the Parent shall promptly comply with its mandatory prepayment obligations in respect of that portion as set out under Clause 8.2 (Mandatory prepayment — capital markets issue).

20.9	Treasury Transactions

No Obligor may enter into any derivative transactions in connection with protection against or benefit from any fluctuation in any rate or price, other than a Permitted Treasury Transaction.

20.10	Change of business

The Parent must ensure that no substantial change is made to the general nature of the business of the Parent or the Group from that carried on at the date of this Agreement.

20.11	Mergers

No Obligor may enter into any amalgamation, demerger, merger or reconstruction except on a solvent basis where the resulting entity is at all times bound by the Finance Documents in the same manner and to the same extent as the Obligor was prior to the merger or other event.

20.12	Intellectual Property

Each Obligor must maintain and preserve all Intellectual Property which is material to its business including:

(a)	payment of any fee or other amount which is necessary to maintain the Intellectual Property;

(b)	recording its interest in that Intellectual Property;

(c)	taking such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing that Intellectual Property; and

(d)	not entering into licence arrangements in respect of that Intellectual Property other than on normal commercial terms and in the ordinary course of its business.

in each case, to such an extent as companies engaged in the same or a substantially similar business.

20.13	Insurance

Each Obligor must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in the same or a substantially similar business normally insure.

20.14	Guarantors

(a)	The Parent shall ensure that at all times:

(i)	the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 19 (Financial Covenants));

(ii)	the aggregate of the gross assets; and

(iii)	the aggregate of the turnover,

of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) represents not less than 90% of the EBITDA (as defined in Clause 19 (Financial Covenants), aggregate gross assets and aggregate turnover, respectively, of the Adjusted Group.

(b)	The Parent shall ensure that each Material Company which is not a Guarantor becomes a Guarantor in accordance with Clause 30.4 (Additional Guarantors) within 10 Business Days of becoming a Material Company.

(c)	The Parent need not perform their obligations under paragraphs (a) and/or (b) above if:

(i)	it is unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would result in a personal liability for the directors of that person;

(ii)	where the relevant person is a joint venture entity, the relevant person is prohibited from becoming a Guarantor under the provisions of any agreement governing such joint venture; or

(iii)	where the relevant person is a joint venture entity, the approval of any other joint venture partner is required for that relevant person to become a Guarantor under the provisions of any agreement governing that joint venture and such approval is refused by the concerned joint venture partner(s).

(d)	Each Obligor must use, and procure that the relevant person uses, all reasonable endeavours (including, if necessary, agreeing to a limit on any amount guaranteed but not including the payment of any material amounts) lawfully available to:

(i)	avoid any such unlawfulness or personal liability; or

(ii)	procure the removal of or exemption from prohibitions from becoming a Guarantor under the applicable agreement(s) or procure the approval of the relevant joint venture partner(s).

20.15	Acquisitions

(a)	Except as provided in paragraph (b) below, no member of the Group may:

(i)	acquire or subscribe for shares or other ownership interest or securities of any company or other person; or

(ii)	acquire any business.

(any such acquisition or subscription being referred to in this Clause 20.15 as an acquisition).

(b)	Paragraph (a) does not apply to any acquisition where:

(i)	the acquired company or other person (or any such business), and its Subsidiaries taken as a whole, is engaged in a similar business as that of the Group as at the date of this Agreement; and

(ii)	any of the following are true:

(A)	:

I.	the aggregate of the consideration (including costs and associated expenses) for the acquisition and any Financial Indebtedness or other assumed actual and contingent liability remaining in the acquired company, other person or business at the date of such acquisition does not exceed US$25,000,000; and

II.	the Parent delivers to the Facility Agent a certificate confirming that on a pro forma basis taking into account the proposed acquisition and on the basis of the most recent financial statements delivered under this Agreement, Consolidated EBITDA is not projected to be adversely affected as a result of the acquisition for the two Measurement Periods immediately following the acquisition;

(B)	the acquisition is made pursuant to Clause 20.6(b)(v)(B)I (Disposals); or

(C)	the Majority Lenders have consented to such acquisition (such consent not to be unreasonably withheld or delayed).

20.16	United States laws

No Obligor may:

(i)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(ii)	use any Loan, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations or

(iii)	use any part of any Loan to acquire any security in a transaction that is subject to the reporting requirements of section 13 or 14 of the United States Securities Exchange Act of 1934.

20.17	Compliance with ERISA

No Obligor may:

(i)	allow, or permit any of its ERISA Affiliates to allow, (i) the termination of any Employee Plan with respect to which any Obligor or any ERISA Affiliate may have any liability, (ii) any Obligor or ERISA Affiliates to withdraw from any Employee Plan or Multiemployer Plan, (iii) any ERISA Event to occur with respect to any Employee Plan, or (iv) any Employee Plan to fail to satisfy the minimum funding requirements of Section 302 of ERISA and Sections 412 and 430 of the Code, whether or not waived, to exist involving any of its Employee Plans; to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect;

(ii)	allow, or permit any of its ERISA Affiliates to allow, (i) the aggregate amount of Unfunded Pension Liabilities among all Employee Plans (taking into account only Employee Plans with positive Unfunded Pension Liabilities) at any time to exist where such amount could have a Material Adverse Effect; or (ii) the aggregate potential withdrawal liability under Section 4201 of ERISA, if the Parent and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans, to exist where such amount could have a Material Adverse Effect; or

(iii)	fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

20.18	Sanctions

No Obligor shall, and shall ensure that no member of the Group shall, directly or indirectly, use all or any part of the proceeds of the transaction, or lend, make payments, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other person or entity to fund any activities or business with any Restricted Party or in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as Lender, advisor, investor or otherwise) of Sanctions, which Sanctions are in effect at the time such use, lending, payment, contribution, funding or making funds available.

20.19	Restrictions on Debt Purchase Transactions

The Parent shall not, and shall procure that no other member of the Group shall, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction in Clause 1.1 (Definitions).

21.	DEFAULT

21.1	Events of Default

(a)	Each of the events or circumstances set out in this Clause (other than Clause 21.16 (Acceleration)) is an Event of Default.

(b)	In this Clause:

Permitted Transaction means a transaction agreed to by the Majority Lenders.

21.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error and is remedied within three Business Days of the due date; or

(b)	is caused by a Disruption Event and is remedied within five Business Days of the due date.

21.3	Breach of other obligations

(a)	An Obligor does not comply with any term of Clause 19 (Financial Covenants) (after allowing for the operation of Clause 19.6 (Equity cure)), Clause 20.5 (Negative Pledge), Clause 20.6 (Disposals) or Clause 22.8 (Financial Indebtedness); or

(b)	An Obligor does not comply with any term of the Finance Documents (other than any term referred to in Clause 21.2 (Non-payment) or in paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 14 days of the earlier of the Facility Agent giving notice of the breach to the Parent or any Obligor becoming aware of the non-compliance.

21.4	Misrepresentation

A representation or warranty made or deemed to be repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within 21 days of the earlier of the Facility Agent giving notice of the misrepresentation or breach of warranty to the Parent or any Obligor becoming aware of the misrepresentation or breach of warranty.

21.5	Cross-default

Any of the following occurs in respect of a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than US$5,000,000 or its equivalent.

21.6	Insolvency

Any of the following occurs in respect of a member of the Group:

(a)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness;

(e)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or

(f)	any of its indebtedness is subject to a moratorium.

21.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a member of the Group:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security Interest is enforced over any of its assets;

(v)	an order for its winding-up, administration or dissolution is made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vii)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction;

(ii)	solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(iii)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days or, in the case of a member of the Group incorporated in India, 90 days.

21.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a member of the Group, having an aggregate value of at least US$200,000 and is not discharged within 14 days or, in the case of a member of the Group incorporated in India, 90 days.

21.9	Cessation of business

Any member of the Group ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

21.10	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any provision of any Finance Document is not effective in accordance with its terms or any Finance Document is alleged by an Obligor to be ineffective in accordance with its terms.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11	Ownership of the Obligors

An Obligor ceases to be a wholly-owned and direct Subsidiary of the Parent.

21.12	Material adverse change

Any event or series of events occurs which, in the opinion of the Majority Lenders, has or is reasonably likely to have a material adverse effect on:

(a)	the ability of the Parent to perform its obligations under any Finance Document;

(b)	the validity or enforceability of any Finance Document; or

(c)	any right or remedy of a Finance Party in respect of a Finance Document.

21.13	Relationship Agreement

If:

(a)	any event or circumstance specified under paragraphs (a), (b) or (c) of Clause 10 (Termination) of the Relationship Agreement occurs or exists at any time (provided that such event or circumstance is not remedied within any applicable grace period); or

(b)	any cancellation, amendment or waiver is granted in respect of the Relationship Agreement that would, upon effect and in the opinion of the Facility Agent (acting reasonably, on the instructions of the Majority Lenders and determined within 14 days of receipt by the Facility Agent of the executed documentation, and supporting information, required to be delivered in accordance with Clause 18.4(d) (Information – miscellaneous)), be likely to have, or result in, a Material Adverse Effect, unless the cancellation, amendment or waiver is:

(i)	capable of remedy; and

(ii)	remedied within 14 days of the Facility Agent giving written notice to the Parent of its determination that the relevant cancellation, amendment or waiver, if allowed to remain in effect, would be likely to have, or result in, a Material Adverse Effect.

21.14	United States Bankruptcy Laws

Any of the following occurs in respect of a US Debtor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any US Bankruptcy Law;

(iii)	an involuntary case under any US Bankruptcy Law is commenced against it and is not controverted within 20 days or is not dismissed or stayed within 60 days after commencement of the case; or

(iv)	an order for relief or other order approving any case or proceeding is entered under any US Bankruptcy Law.

21.15	Acceleration

(a)	If an Event of Default described in Subclause 21.14 (United States Bankruptcy Laws) occurs, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable, without the requirement of notice or any other formality.

(b)	If any Event of Default is outstanding, the Facility Agent may, and must if so directed by the Majority Lenders, by notice to the Parent:

(i)	if not already cancelled under paragraph (a) above, cancel the Total Commitments; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

22.	THE ADMINISTRATIVE PARTIES

22.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

(d)	Upon request at any time while the Facility Agent is an Impaired Agent, the Parent shall provide a copy of the list of all the Lenders to each Finance Party.

22.2	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party in connection with any Finance Document.

22.3	No fiduciary duties

(a)	Nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)	no Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

22.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with an Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities.

22.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by an Obligor is made on the behalf of and with the consent of each Obligor;

(d)	disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders;

(e)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(f)	act under the Finance Documents through its personnel and agents.

22.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

22.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

22.8	Exclusion of liability

(a)	No Administrative Party is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	(i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any “know your customer” requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any “know your customer” requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

22.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or /the Arrangers) under this Agreement,

it must promptly notify the other Finance Parties.

22.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as the Facility Agent, the Facility Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

(g)	The Facility Agent, acting on behalf of each Party, shall, at one of its offices, keep a copy of each duly completed executed Transfer Certificate and/or written confirmation delivered to it in accordance with Clause 29.5 (Procedure for transfer using a Transfer Certificate) or Clause 29.4 (Procedure for assignments of rights), respectively, and maintain a register (the Register) of the names and addresses of each Lender and the Commitments of and obligations owing to each Lender. Absent manifest error, the entries in the Register shall be conclusive.

22.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent (unless the Facility Agent has been reimbursed by an Obligor under a Finance Document), except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	If a Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to the Facility Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

That Party will be regarded as having received the amount so deducted.

22.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

22.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Parent.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Parent prior to the appointment. Any successor Facility Agent must have an office in the UK

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment.

(f)	On giving the notification the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(g)	The retiring Facility Agent must, at its own cost:

(i)	make available to the successor Facility Agent those documents and records and provide any assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents; and

(ii)	enter into and deliver to the successor Facility Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Facility Agent.

(h)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (g) above, it will have no further obligations under any Finance Document.

(i)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

22.14	Replacement of the Facility Agent

(a)	After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent (acting through an office in the United Kingdom).

(b)	The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)	The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 22 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

22.15	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with this Agreement may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank, as agreed with the recipient, and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of any trust account created under paragraph (a) above shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this paragraph (a) above shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	The Majority Lenders may promptly appoint a successor Facility Agent and each Party which has made a payment to a trust account in accordance with paragraph (a) above shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with the terms of this Agreement.

22.16	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

22.17	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

22.18	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

22.19	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

23.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (for a Loan in Sterling) or 360 days (for Loan in any other currency) or otherwise, depending on what the Facility Agent determines is market practice for the relevant currency.

24.	FEES

24.1	Commitment Fees

(a)	During the Availability Period, the Parent must pay to the Facility Agent for each Lender a commitment fee computed at the rate of 50 per cent. of the Margin on the undrawn, uncancelled amount of each Lender’s Commitment. The commitment fee shall accrue from the date of this Agreement and be calculated on the Margin determined in accordance with Clause 9 (Margin adjustments). To the extent necessary, the initial Margin shall be applied with retrospective effect from the date is it confirmed pursuant to part (i) of Clause 9.3(a) (Margin adjustments) as if it had been confirmed on the date of this Agreement.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the last day of the Availability Period and the date its Commitment is cancelled in full.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

24.2	Agency Fee

The Parent shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times set out in a Fee Letter.

24.3	Arrangement Fee

The Parent shall pay to the Facility Agent (for the account of the Arrangers) an arrangement fee in the amount and at the times set out in a Fee Letter.

25.	INDEMNITIES AND BREAK COSTS

25.1	Currency indemnity

(a)	Each Borrower must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Other indemnities

(a)	Each Borrower must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement when required under this Agreement.

Each Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	Each Borrower must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

25.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs if a Loan or an overdue amount is repaid or prepaid otherwise than on the last day of any Term applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the Parent details of the amount of any Break Costs claimed by it under this Subclause.

26.	EXPENSES

26.1	Initial costs

The Parent must pay to each Administrative Party the amount of all costs and expenses (including legal fees (subject to any applicable caps)) reasonably incurred by it in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents.

26.2	Subsequent costs

The Parent must promptly on demand pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any Administrative Party in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) entered into after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by a Finance Document.

26.3	Enforcement costs

The Parent must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Parent and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

(c)	Each Obligor agrees to any amendment or waiver allowed by this Clause which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph, require the consent of each Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

27.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	the nature or scope of the guarantee and indemnity granted under Clause 16 (Guarantee and Indemnity);

(iii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(v)	an increase in, or an extension of, a Commitment or the Total Commitments;

(vi)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vii)	a term of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(ix)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

27.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Parent) determines is necessary to reflect the change.

27.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and transfers by an Obligor

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

28.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 18.7 (“Know your customer” requirements), the Parent may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary, or otherwise if all the Lenders approve the addition of that Subsidiary;

(ii)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Agreement;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming an Additional Borrower;

(iv)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Facility Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents).

28.3	Resignation of a Borrower

(a)	The Parent may request that a Borrower (other than the Parent) ceases to be a Borrower by delivering to the Facility Agent a duly completed Resignation Request.

(b)	The Facility Agent shall accept a Resignation Request from a Borrower and notify the Parent and the other Finance Parties of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Request;

(ii)	the relevant Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)	where the relevant Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 28.5 (Resignation of a Guarantor)), its obligations in its capacity as a Guarantor continue to be legal, valid, binding and enforceable and in full force and effect and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case), whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

28.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 18.7 (“Know your customer” requirements) and paragraph (b) below, the Parent may request that any of its wholly owned Subsidiaries becomes an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Majority Lenders approve to the addition of that Subsidiary;

(ii)	the Parent and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Agreement; and

(iii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(b)	The Parent shall procure that any member of the Group which is a Material Company shall, as soon as possible but in any event not later than 10 Business Days after becoming a Material Company, become an Additional Guarantor.

(c)	The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents).

28.5	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent) ceases to be a Guarantor by delivering to the Facility Agent a duly completed Resignation Request.

(b)	The Facility Agent shall accept a Resignation Request and notify the Parent and the Lenders of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Request;

(ii)	all the Lenders have consented to the Parent’s request;

(iii)	no payment is due from the Guarantor under Clause 16.1 (Guarantee and indemnity); and

(iv)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 28.3 (Resignation of a Borrower).

28.6	Repetition of Representations

Delivery of an Accession Agreement constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (b) of Clause 17.17 (Time for making representations and warranties) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.	CHANGES TO THE LENDERS

29.1	Assignments and transfers by Lenders

Subject to the following provisions of this Clause, a Lender (the Existing Lender) may at any time:

(i)	assign any of its rights; or

(ii)	transfer by way of novation any of its rights or obligations under this Agreement,

to any other bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

29.2	Conditions to assignment or transfers - consents

(a)	The consent of the Parent is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding. The consent of the Parent (if required) must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent five Business Days after the Parent is given notice of the request by the Facility Agent unless it is expressly refused by the Parent within that time.

(b)	The Parent may not withhold its consent solely because the assignment or transfer might increase the Mandatory Cost.

29.3	Other conditions to assignment or transfer

(a)	Unless the Parent and the Facility Agent otherwise agree, a transfer of part of a Commitment or part of its rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of, and be in an amount such that the Existing Lender retains a Commitment in a minimum amount of, US$5,000,000.

(b)	The Facility Agent is not obliged to enter into a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all “know your customer” requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(c)	If the consent of the Parent is required for any assignment or transfer (irrespective of whether it may be unreasonably withheld or not), the Facility Agent is not obliged to enter into a Transfer Certificate if the Parent withholds its consent.

(d)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of £2,000.

(e)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

29.4	Procedure for assignment of rights

An assignment of rights will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Finance Parties equivalent to those it would have been under if it had been an Original Lender.

29.5	Procedure for transfer using a Transfer Certificate

(a)	In this Subclause:

Transfer Date means, in relation to a transfer, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A transfer of rights or obligations using a Transfer Certificate will be effective if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent enters into it.

(c)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender will become a Lender under this Agreement and be bound by the terms of this Agreement

(d)	The Facility Agent must enter into a Transfer Certificate delivered to it and which appears on its face to be in order and make a corresponding entry in the Register pursuant to Clause 22.10(g) (Information) as soon as reasonably practicable and, as soon as reasonably practicable after it has entered into a Transfer Certificate, send a copy of that Transfer Certificate to the Parent.

(e)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.

29.6	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of an Obligor; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by any Obligor of its obligations under any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

29.7	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost, then the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

29.8	Changes to the Reference Banks

(a)	If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

(b)	If at any time there are fewer than three Reference Banks, the Facility Agent may (in consultation with the Parent) appoint a Lender or an Affiliate of a Lender as an additional Reference Bank.

29.9	Security over Lender’s rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign by way of security or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve, a central bank or a governmental authority, department or agency (including, but not limited to, HMRC); and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29.10	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Parent.

In this event, the Lender and the Affiliate will participate in Loans in the manner provided for in sub-paragraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

29.11	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 29.11, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

29.12	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender;,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Facility Agent in its capacity as such (save where Clause 22.15 (Impaired Agent) applies);

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 20 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

30.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its head office and other branch offices as necessary;

(vi)	to any of its officers, directors, employees, professional advisers, auditors, partners or Representatives;

(vii)	to any Affiliate or Related Fund and that Affiliate’s or Related Fund’s officers, directors, employees, professional advisers, auditors, partners or Representatives;

(viii)	to any rating agency (or their professional advisers);

(ix)	to the extent allowed under paragraph (b) below;

(x)	to another Obligor or any other member of the Group; or

(xi)	with the agreement of the relevant Obligor.

(b)	A Finance Party may disclose to:

(i)	any person with (or through) whom that Finance Party enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or any Obligor;

(ii)	any person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) above;

(iii)	any person to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 29.9 (Security over Lender’s rights);

(iv)	any person who invests (or may invest) in a securitisation (or similar transaction of broadly equivalent economic effect) of that Finance Party’s rights or obligations under the Finance Documents;

(v)	any person with the consent of the Parent; or

(vi)	any person appointed by that Finance Party or appointed by any person entering into any transaction referred to in paragraph (i) above, to receive communications, notice and information or provide administrative and/or settlement services in respect of one or more of the Finance Documents, a copy of any Finance Document and any information which that Finance Party, or appointing person (in the case of paragraph (vi) above), has acquired under or in connection with any Finance Document.

However, before a person may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

(d)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Final Maturity Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(e)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(f)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (d) above is, nor will at any time be, unpublished price-sensitive information.

(g)	The Facility Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

31.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to an Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off For the purposes of this Clause the term “Finance Party” includes each of the Affiliates of the relevant Finance Party.

32.	PRO RATA SHARING

32.1	Redistribution

If a Finance Party (the recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with this Agreement (a recovery) and applies that amount to a payment due under a Finance Document, then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent in accordance with this Agreement without taking account of any Tax which would be imposed on the Facility Agent in relation to a recovery or distribution; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

32.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If arid to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an. Obligor; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party, on the request of the Facility Agent, must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

32.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

33.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	NOTICES

35.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

35.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Parent for this purpose are:

Address:	Eros International Plc, Fort Anne, Douglas, Isle of Man IM1 5PD
Fax number:	+44 (0) 1624 638333
E-mail:	oliver.webster@cains.com
Attention:	Oliver Webster

(c)	The contact details of each Original Guarantor for this purpose are:

(i)	Eros Worldwide FZ LLC:

Address:	Eros Worldwide FZ LLC, 529 Building No. 8, Dubai Media City,
P.O. Box No: 502121, Dubai, United Arab Emirates.
Fax number:	+971 423 50847
E-mail:	erosdubai@gmail.com
Attention:	Surender Kuman Nari Sadhwani

With a copy to:
Fax number:	+44 207 935 5656
E-mail:	ajay.mavinkurve@erosintl.com
Attention:	Ajay Mavinkurve

(ii)	Eros International USA Inc.:

Address:	Milner House, 13 Manchester Square, London, England W1U 3PP
Fax number:	+44 207 935 5656
E-mail:	andrew.heffernan@erosintl.com
Attention:	Andrew Heffernan

(d)	The contact details of the Facility Agent for this purpose are:

For operational matters:

Address:	Lloyds TSB Bank plc, CityMark, 150 Fountainbridge Edinburgh, EH3 9PE
Fax number:	+44 (0)20 7158 3204
Attention:	Wholesale Loans Servicing Agency Operations

For non-operational matters:

Address:	Lloyds TSB Bank plc, 10 Gresham Street, London, EC2V 7AE
Fax number:	+44 (0)20 7158 3198
Attention:	Wholesale Loans Agency

(e)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

35.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

35.4	Use of websites

(a)	Except as provided below, the Parent may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Parent and the Facility Agent designate an electronic website for this purpose;

(ii)	the Parent notifies the Facility Agent of the address of and password for the website; and

(iii)	the information posted is in a format agreed between the Parent and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	The Parent must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Parent must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

35.5	ERISA-Related Information

The Parent shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(i)	promptly and in any event within 15 days after any US Obligor or any ERISA Affiliate files a Schedule SB (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of an Employee Plan with Unfunded Pension Liabilities which could reasonably be expected to have a Material Adverse Effect, a copy of such IRS Form 5500 (including the Schedule SB);

(ii)	promptly and in any event within 30 days after any US Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event which, individually or when aggregated with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect has occurred, the written statement of the Chief Financial Officer of such US Obligor or ERISA Affiliate, as applicable, describing such ERISA Event and the action, if any, which it proposes to take with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event; provided that, in the case of ERISA Events under paragraph (e) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; and

(iii)

promptly, and in any event within 30 days, after becoming aware that there has been (i) an increase in Unfunded Pension Liabilities, taking into account only Employee Plans with positive Unfunded Pension Liabilities; (ii) the existence of a potential withdrawal liability under Section 4201 of ERISA, if the Parent and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans;

(iii) the adoption of, or the commencement of contributions to, any Employee Plan subject to Section 412 of the Code by any Obligor or any ERISA Affiliate; or (iv) the adoption of any amendment to an Employee Plan subject to Section 412 of the Code which results in an increase in contribution obligations of any Obligor, and which, to the extent that any of the events described in (i), (ii), (iii) or (iv) singularly or in aggregate, could reasonably be expected to result in a Material Adverse Effect, a detailed written description thereof from the Chief Financial Officer of each affected US Obligor or ERISA Affiliate, as applicable.

35.6	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Parent) must be sent through the Parent.

(c)	Any communication given to the Parent in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(d)	Each Finance Party may assume that any communication made by the Parent is made with the consent of each other Obligor.

36.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

37.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in relation with it are governed by English law.

38.	ENFORCEMENT

38.1	Arbitration

(a)	Subject to Clause 37.2 (Option to litigate), the Parties agree that any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement and/or a Finance Document, including any question regarding the existence, validity, interpretation, performance or termination of this Agreement and/or a Finance Document (a Dispute) shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (the LCIA) (for the purposes of this Clause, the Rules).

(b)	The Rules are incorporated by reference into this Clause and capitalised terms used in this Clause 37.1 which are not otherwise defined in this Agreement, have the meaning given to them in the Rules.

(c)	Three arbitrators shall be appointed. No arbitrator shall have the same nationality as any Borrower. The Obligors shall nominate, together, one arbitrator for appointment by the LCIA Court. The Facility Agent (on the instructions of the Majority Lenders) shall nominate one arbitrator for appointment by the LCIA Court. The LCIA Court shall appoint the chairman.

(d)	Each Obligor expressly agrees and consents to this procedure for nominating and appointing the Arbitral Tribunal.

(e)	The seat, or legal place of arbitration, shall be Paris, France or such other legal place as determined by the Majority Lenders. The language used in the arbitral proceedings shall be English.

(f)	All documents submitted in connection with the proceedings shall be in the English language or, if in another language, accompanied by an English translation.

(g)	The Arbitral Tribunal shall produce a final and binding award within six months of service of the Claimant’s Statement of Case, the Parties shall use all reasonable efforts to assist the Arbitral Tribunal in achieving this objective, and the Parties agree that this six-month period shall only be extended in exceptional circumstances, which are to be determined by the Arbitral Tribunal in its absolute discretion.

(h)	To the extent permissible by law, the Parties waive irrevocably their right to any form of appeal, review or recourse against the award to any court or other judicial authority.

(i)	Service of any Request for Arbitration made pursuant to this Clause must be by registered post at the address given for the sending of notices, in respect to the Obligors and the Facility Agent, under Clause 34 (Notices) of the Agreement.

38.2	Option to litigate

(a)	Notwithstanding the provisions of Clause 37.1 (Arbitration), the Facility Agent (on the instructions of the Majority Lenders) may, not later than 30 Business Days after service of a Request for Arbitration on any Obligor, serve written notice on such Obligor (an Election Notice) requiring a Dispute to be resolved in accordance with this Clause 37.2, in which case the English courts shall have exclusive jurisdiction to settle that Dispute.

(b)	If a notice is served pursuant to paragraph (a) above, requiring a Dispute to be resolved in accordance with this Clause 37.2, then each Party irrevocably agrees to the resolution of that Dispute in accordance with this Clause 37.2 and that any arbitration commenced in relation to that Dispute under Clause 37.1 (Arbitration) shall be withdrawn immediately.

(c)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Agreement. Each Obligor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement.

(d)	This Clause is for the benefit of the Lenders only. To the extent allowed by law, the Lenders may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

38.3	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints Eros International Limited of 13 Milner House, Manchester Square, London W1U 3PP, United Kingdom as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Borrower (on behalf of all the Obligors) must promptly (and in any event within five Business Days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

38.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

38.5	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

39.	COMPLETE AGREEMENT

The Finance Documents contain the complete agreement between the Parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

40.	US PATRIOT ACT

Each Finance Party that is subject to the requirements of the US Patriot Act hereby notifies each Obligor that pursuant to the requirements of the US Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the US Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the US Patriot Act.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

PART 1

Original Borrowers	Registered Number
Eros International Plc	007466V
Eros Worldwide FZ LLC	N/A
Eros International USA Inc.	2729666 (Delaware corporation number)

PART 2

Original Guarantors	Registered Number
Eros International Plc	007466V
Eros International Limited	02382637
Eros Worldwide FZ LLC	N/A
Eros International USA Inc.	2729666 (Delaware corporation number)

PART 3

Original Lenders	Commitments
Lloyds TSB Bank plc	US$	50,000,000
The Royal Bank of Scotland plc	US$	50,000,000
Citibank, N.A., London Branch	US$	25,000,000

Total Commitments	US$	125,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

Corporate documentation

1.	A copy of the constitutional documents of each Original Obligor (including, without limitation, up to date trade licences, commercial registration confirmations and chamber of commerce registration certificates, other than in respect of the Original Obligors incorporated in the United States of America) or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	A copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of the Original Obligors incorporated in the United States of America, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of that Original Obligor as of a recent date, from such Secretary of State.

3.	A copy of a resolution of the board of directors of each Original Obligor approving the terms of, and the transactions contemplated by, this Agreement.

4.	A copy of a resolution of the shareholders of each Obligor (other than the Parent and Eros International USA Inc.) approving the terms of and the transactions contemplated by this Agreement.

5.	A specimen of the signature of each person authorised on behalf of each Original Obligor to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

6.	A certificate of an authorised signatory of each Original Obligor certifying that as at the date of this Agreement:

(a)	each copy document specified in this Schedule is correct, complete and in full force and effect;

(b)	its entry into, and performance of the transactions contemplated by, any Finance Document to which it is a party will not breach any borrowing limit or guarantee restriction imposed on it under law or otherwise.

Legal opinions

1.	A legal opinion of Allen & Overy LLP, legal advisers in England and Wales to the Arrangers and the Facility Agent, addressed to the Finance Parties.

2.	A legal opinion of Allen & Overy LLP, legal advisers in the United Arab Emirates to the Arrangers and the Facility Agent, addressed to the Finance Parties.

3.	A legal opinion of Clifford Chance US LLP, legal advisers in the United States of America to the Parent, and addressed to and for the benefit of the Finance Parties.

4.	A legal opinion of Simcocks Advocates Ltd, legal advisers in the Isle of Man to the Arrangers and the Facility Agent, addressed to the Finance Parties.

5.	A legal opinion of Clifford Chance LLP, legal advisers in the United Arab Emirates to the Obligors, in respect of the capacity and due authorisation of each Obligor duly incorporated under the laws of the United Arab Emirates.

Other documents and evidence

1.	A copy of each Fee Letter duly executed.

2.	A copy of the Relationship Agreement.

3.	A copy of the:

(a)	Original Financial Statements; and

(b)	the latest unaudited interim consolidated financial statements for the first half of the current financial year of the Parent and the corresponding Compliance Certificate.

4.	A copy of the latest structure chart of the Group.

5.	Evidence that all fees and expenses then due and payable from the Parent under this Agreement have been or will be paid on or by the date of this Agreement.

6.	Evidence that the Existing Facilities have each been or will be irrevocably and unconditionally repaid and cancelled in full on or before the first Utilisation Date.

7.	Confirmation from each Finance Party that its “know your customer” requirements are satisfied with respect to each Original Obligor.

8.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has (with reasonable prior notice) notified the Parent is necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

PART 2

TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

Corporate documentation

1.	An Accession Agreement, duly entered into by the Parent and the Additional Guarantor.

2.	A copy of the constitutional documents of the Additional Guarantor (in relation to any Additional Guarantors incorporated in the United States of America, the constitutional documents shall comprise a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of that Additional Guarantor, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of that Additional Guarantor as of a recent date, from such Secretary of State).

3.	A copy of a resolution of the board of directors of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Accession Agreement.

4.	A specimen of the signature of each person authorised on behalf of the Additional Guarantor to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

6.	If available, a copy of the latest audited accounts of the Additional Guarantor.

7.	Evidence that the agent of the Additional Guarantor under the Finance Documents for service of process in England and Wales has accepted its appointment.

Legal opinions

8.	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion from its legal advisers in that jurisdiction, addressed to and in a form acceptable to the Finance Parties.

9.	A legal opinion of Allen & Overy LLP, legal advisers in England and Wales to the Facility Agent, addressed to and in a form acceptable to the Finance Parties.

Other documents and evidence

10.	Evidence that all expenses due and payable from the Parent under this Agreement in respect of the Accession Agreement have been paid.

11.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified to the Parent as necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

To:	LLOYDS TSB BANK PLC as Facility Agent

From:	[BORROWER]

Date:	[ ]

EROS INTERNATIONAL PLC - US$125,000,000 Credit Agreement dated [—] (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower: [ ];

(b)	Utilisation Date: [ ];

(c)	Amount/currency: [ ];

(d)	Term: [ ].

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

By:

[BORROWER]

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	General

1.1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

1.2	On the first day of each Term (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

1.3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

1.4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

(b)	in relation to a Loan in any currency other than sterling:

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.4 (Interest on overdue amounts) payable for the relevant Term on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

1.5	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

1.6	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

1.7	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

1.8	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

1.9	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

1.10	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

1.11	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

1.12	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

1.13	The Facility Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	LLOYDS TSB BANK PLC as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

EROS INTERNATIONAL PLC - US$125,000,000 Credit Agreement dated [—] (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

6.	This Transfer Certificate is governed by English law.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	LLOYDS TSB BANK PLC as Facility Agent

From:	EROS INTERNATIONAL PLC

Date:	[ ]

EROS INTERNATIONAL PLC - US$125,000,000 Credit Agreement dated [—] (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	The EBITDA was [ ]; and Total Net Borrowings are [ ]; therefore, Total Net Borrowings are [ ] times EBITDA;

(b)	Consolidated EBITDA was [ ] and Net Finance Costs were [ ]; therefore, the ratio of Consolidated EBITDA to Net Finance Costs was [ ] to 1;

(c)	Cashflow was [ ] and [Debt Service was [ ], therefore the ratio of Cashflow to Debt Service for the Adjusted Group was [ ]; and

(d)	the EBITDA of the Obligors constitute [ ]% of EBIDTA of the Adjusted Group on a consolidated basis.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[                    ].

4.	We confirm that as at [relevant testing date] the following companies constitute Material Companies for the purposes of the Agreement:

[                    ].

5.	We confirm that as at [relevant testing date] [no Default is outstanding]/[the following Default[s] [is/are] outstanding and the following steps are being taken to remedy [it/them]:

[                    ].

EROS INTERNATIONAL PLC

By:

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [ ].

LLOYDS TSB BANK PLC

By:

Note: It is the responsibility of each New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate or to take the benefit of any interest in any security.

SCHEDULE 7

FORM OF ACCESSION AGREEMENT

To:	LLOYDS TSB BANK PLC as Facility Agent

From:	EROS INTERNATIONAL PLC and [Proposed Guarantor/Borrower]

Date:	[ ]

EROS INTERNATIONAL PLC – US$125,000,000 Credit Agreement dated [—] (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

Terms defined in the Agreement have, unless otherwise defined, the same meaning in this Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional [Guarantor]/[Borrower] and to be bound by the terms of the Agreement and the other Finance Documents as an Additional [Guarantor]/[Borrower] pursuant to Clause 28 (Changes to the Parties) of the Agreement. [Name of company] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a [form of incorporation] company with registered number [—].

This Accession Agreement is intended to take effect as a deed and has been signed on behalf of the Parent and executed as a deed by [Name of company] and is delivered on the date stated above.

This Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

EROS INTERNATIONAL PLC

By:

Executed as a deed for and on behalf of [PROPOSED GUARANTOR/BORROWER]

By:

[Authorised Signatory

By:

Authorised Signatory]

SCHEDULE 8

FORM OF RESIGNATION REQUEST

To:	LLOYDS TSB BANK PLC as Facility Agent

From:	EROS INTERNATIONAL PLC and [relevant Obligor]

Date:	[ ]

EROS INTERNATIONAL PLC – US$125,000,000 Credit Agreement dated [—] (the Agreement)

1.	We refer to the Agreement. This is a Resignation Request. Terms defined in the Agreement have the same meaning in this Resignation Request unless given a different meaning in this Resignation Request.

2.	Pursuant to [Clause 28.3 (Resignation of a Borrower)]/[Clause 28.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Guarantor]/[Borrower] under the Agreement and the Finance Documents.

3.	We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.	We confirm that as at the date of this Resignation Request no amount owed by [resigning Obligor] under the Agreement or any other Finance Document is outstanding.

5.	This Resignation Request and any non-contractual obligations arising out of or in connection with it are governed by English law.

EROS INTERNATIONAL PLC	[RELEVANT OBLIGOR]

By:	By:

The Facility Agent confirms that this resignation takes effect on [ ].

LLOYDS TSB BANK PLC

By:

SCHEDULE 9

EXISTING SECURITY

Entity	Bank	Facility Limit ’000	Facility limit US$’000	Security
Eros International Limited	Bank of India	US$27,500	27,500	Mortgage over properties situated at Unit 23 Sovereign Park, Coronation Road, London NW10 7PQ Debenture (all monies charge) dated 7 May 2003 Deed of charge on deposits dated 27 July 2010

Eros International Media Limited	Indian Overseas Bank	Rs.630,494	12,013

All of the following security is held pari passu with the other lenders to Eros International Media Limited set out below:

(a)     first charge on entire Current Assets of Eros International Media Limited both existing and future;

(b)     collateral security over a percentage of recoveries from non-LC bills on realization of such bills;

(c)     collateral security over deposits amounting to Rs250m replaced by first charge of property and furniture being acquired amounting to Rs.432m;

(d)     collateral security over equipment/vehicles having a written down value of Rs88.5m as at 31 March 2009;

(e)     lien over existing rights in Hindi films etc. having a nil book value but a realizable market value of approximately between Rs.200m to Rs.250m;

(f)      hypothecation of stocks and receivables relating to Indian domestic rights operations;

(g)     first charge on DVD/VCD/satellite rights acquired for the Indian domestic market/actionable claims/receivables arising on sale of the rights;

(h)     hypothecation of film/film right agreements etc.;

(i)      document of title to goods and accepted Hundles.

Eros International Media Limited	Oriental Bank of Commerce	Rs.250,000	4,763	Same security as for Indian Overseas Bank, held pari passu

Eros International Media Limited	Union Bank of India	Rs.407,939	7,773	Same security as for Indian Overseas Bank, held pari passu

Eros International Media Limited	Punjab National Bank	Rs.250,000	4,763	Same security as for Indian Overseas Bank, held pari passu

Eros International Films Pvt. Limited (formerly Eros Pictures Private Limited)	Union Bank of India	Rs.50,000	953

Security/pledge over:

(c)     firm orders/letter of credit/agreement of sale of rights;

(d)     full set of export documents/bills of exchange/sale of right agreement covering sale of rights of the film exported drawn in conformity with the terms of exporter

(e)     a percentage of recoveries from export bills;

(f)      term deposits into which the retained percentage of recoveries from export bills have been/are to be deposited.

Eros International Films Pvt. Limited (formerly Eros Pictures Private Limited)	Indian Overseas Bank	Rs.250,000	4,763

Security/pledge over:

a.       Hypothecation of film/ film rights agreements etc., with first pari-passu charge on current assets with Union Bank of India.

b.       Documents of title to goods, accepted hundies with first pari-passu charge on current assets.

Eros International Films Pvt. Limited (formerly Eros Pictures Private Limited)	Yes Bank Ltd.	Rs.400,000	7,621

Security/pledge over:

a.       Exclusive charge on the negative of the movies being financed with 2.0x cover through Lab letter agreement with the laboratory, which would be processing the negatives.

b.       Exclusive charge on receivables arising out of the movie by way of hypothecation.

Second pari-passu charge on receivables.

			70,149

US$ Facility limit equivalent converted where applicable at the rate of Rs.52.49:US$1

SCHEDULE 10

FORM OF INCREASE CONFIRMATION

To:	Lloyds TSB Bank plc, as Facility Agent; and

Eros International plc, as Parent, for and on behalf of each Obligor

From:	[the Increase Lender/Accordion Bank] (the “[Increase Lender/Accordion Bank]”)

Dated:

EROS INTERNATIONAL PLC – US$125,000,000 Credit Agreement dated [—] (the Facilities Agreement)

We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

(a)	We refer to Clause [2.2 (Increase – for Defaulting Lender or illegality)/2.3 (Voluntary Increase)] of the Facilities Agreement.

(b)	The [Increase Lender/Accordion Bank] agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

(c)	The proposed date on which the increase in relation to the [Increase Lender/Accordion Bank] and the Relevant Commitment is to take effect (the “Increase Date”) is [—].

(d)	On the Increase Date, the [Increase Lender/Accordion Bank] becomes party to the relevant Finance Documents as a Lender.

(e)	The Facility Office and address, fax number and attention details for notices to the [Increase Lender/Accordion Bank] for the purposes of Clause 35 (Notices) are set out in the Schedule.

(f)	The [Increase Lender/Accordion Bank] confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is not a member of the Group or an affiliate of a member of the Group.

(g)	The [Increase Lender/Accordion Bank] confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)]/[a Treaty Lender]/[not a Qualifying Lender].

(h)	[The [Increase Lender/Accordion Bank] confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][1]

(i)	[The [Increase/Accordion Bank] confirms (for the benefit of the Facility Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [—]) and is tax resident in [—], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Parent that:

(i)	each Borrower which is a Party as a Borrower as at the Increase Date must, to the extent that the Increase Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to clause 2.1 (The Facilities) of the Facilities Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Increase Date; and

(ii)

each Additional Borrower which becomes an Additional Borrower after the Increase Date must, to the extent that the Increase Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to clause 2.1 (The Facilities) of the Facilities Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.][2]

(j)	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(k)	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(l)	This Agreement has been entered into on the date stated at the beginning of this Agreement.

[1]	Include only if New Lender is a UK non-bank Lender.
[2]	This confirmation must be included if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facilities Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[[Increase Lender/Accordion Bank]]
By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent and the Increase Date is confirmed as [—].

Facility Agent
By:

SIGNATORIES

Original Borrowers

EROS INTERNATIONAL PLC

By: /s/ Kishore Lulla

EROS WORLDWIDE FZ LLC

By: /s/ Andrew Heffernan Authorised Individual

EROS INTERNATIONAL USA INC.

By: /s/ Kishore Lulla

Original Guarantors

EROS INTERNATIONAL PLC

By: /s/ Kishore Lulla

EROS WORLDWIDE FZ LLC

By: /s/ Andrew Heffernan Authorised Individual

EROS INTERNATIONAL LIMITED

By: /s/ Andrew Heffernan Director

EROS INTERNATIONAL USA INC.

By: /s/ Kishore Lulla

Arrangers

CITIBANK, N.A., LONDON BRANCH

By: /s/ Eric Standing

LLOYDS TSB BANK PLC

By: /s/ Wayne Robinson

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Jeremy Fournier

Original Lenders

LLOYDS TSB BANK PLC

By: /s/ Wayne Robinson

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Jeremy Fournier

CITIBANK, N.A., LONDON BRANCH

By: /s/ Eric Standing

Facility Agent

LLOYDS TSB BANK PLC

By: /s/ Wayne Robinson